JH Small Cap Equity Fund

SHAREHOLDER MEETING
On December 1, 2004, a special Meeting of shareholders of the Fund was held to elect nine Trustees effective January 1, 2005.

Proxies covering 24,159,285 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                  WITHHELD
                          FOR                     AUTHORITY
James F. Carlin           23,770,860              388,425
Richard P. Chapman Jr.    23,770,390              388,895
William H. Cunningham     23,711,668              447,617
Ronald R. Dion            23,765,775              393,510
Charles L. Ladner         23,771,896              387,389
Dr. John A. Moore         23,723,384              435,901
Patti McGill Peterson     23,718,651              440,634
Steven R. Pruchansky      23,770,090              389,195
James A. Shepherdson      23,727,576              431,709